EXHIBIT 5

[Western Digital Corporation Letterhead]

May 17, 2016

Western Digital Corporation

3355 Michelson Drive, Suite 100

Irvine, California 92612

Re:	Registration of Securities of Western Digital Corporation

Ladies and Gentlemen:

In connection with the registration of up to 29,738,863 shares of Common Stock of Western Digital Corporation, a Delaware corporation (the “Company”), par value $0.01 per share (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, such Shares that may be (i) available for issuance under the SanDisk Corporation 2013 Incentive Plan or (ii) issued or delivered in settlement of options and restricted stock units assumed in connection with the acquisition by the Company of SanDisk Corporation (“SanDisk”) pursuant to the Agreement and Plan of Merger by and among the Company, Schrader Acquisition Corporation, and SanDisk (dated October 21, 2015), which awards are outstanding under the SanDisk Corporation 2013 Incentive Plan, SanDisk Corporation Amended and Restated 2005 Incentive Plan, SMART Storage Systems (Global Holdings, Inc.) 2011 Share Incentive Plan and/or Fusion-io Inc. 2011 Equity Incentive Plan (collectively, the “Plans”), you have requested my opinion set forth below.

In my capacity as counsel, I have examined originals or copies of those corporate and other records of the Company I considered appropriate.

On the basis of such examination and my consideration of those questions of law I considered relevant, and subject to the limitations and qualifications in this opinion, I am of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plans and relevant agreements duly authorized by and in accordance with the terms of the Plans, and upon payment for and delivery of the Shares as contemplated in accordance with the Plans, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

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I consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ Michael C. Ray
Executive Vice President, Chief Legal Officer and Secretary